Exhibit 99

News Release
[LOGO]	First Midwest Bancorp, Inc.		First Midwest Bancorp One Pierce Place, Suite 1500 Itasca, Illinois 60143-9768 (630) 875-7450
FOR IMMEDIATE RELEASE		CONTACT:	Steven H. Shapiro
(630) 875-7345
TRADED:	Nasdaq		www.firstmidwest.com
SYMBOL:	FMBI

FIRST MIDWEST BANCORP INCREASES QUARTERLY CASH DIVIDEND BY 10% TO $0.275 PER SHARE

ITASCA, IL, NOVEMBER 16, 2005 - First Midwest Bancorp, Inc. (Nasdaq: FMBI) today announced an increase in the quarterly cash dividend on its common stock. The new quarterly cash dividend of $0.275 per share represents an increase of 10% from the previous quarterly dividend of $0.25. The dividend will be payable on January 17, 2006 to stockholders of record as of the close of business on December 23, 2005 and represents the 92nd consecutive quarterly dividend distribution since the Company's formation in 1983.

"We are once again pleased to be able to announce an increase in dividends, the fifteenth increase that First Midwest has declared in the past thirteen years and the second dividend increase in 2005." said John M. O'Meara, President and Chief Executive Officer of First Midwest. "This increase is possible as a result of First Midwest's ongoing profitability."

First Midwest is the premier relationship-based banking franchise in the growing Chicagoland banking markets. As one of the Chicago metropolitan area's largest independent bank holding companies, First Midwest provides the full range of both business and retail banking and trust and investment management services through 69 offices located in 49 communities, primarily in northeastern Illinois. First Midwest was the only bank honored by Chicago magazine as one of the 25 best places to work in Chicago.

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